EXHIBIT 99.1
Contact:  Cathy Kruse
Telephone: 701-572-2020 ext 1
cathy@georesourcesinc.com

FOR IMMEDIATE RELEASE

GeoResources, Inc. Announces Closing of Common Stock Offering

Houston, Texas, January 19, 2011 - GeoResources, Inc. (NASDAQ: “GEOI”) today announced that in connection with the Company’s previously announced public offering of 5,360,000 shares of common stock, of which 4,500,000 shares were sold by the Company and 860,000 shares were sold by certain selling shareholders, at a price to the public of $25.00 per share, the underwriters exercised in full their option to purchase an additional 675,000 shares of the Company’s common stock from the Company and an additional 129,000 shares from the selling shareholders.  The Company also announced that the closing of the offering and the over-allotment option took place simultaneously today.

Net proceeds to the Company from the offering are estimated to be approximately $122.6 million (including the underwriters’ full exercise of their option to purchase additional shares), after estimated fees and expenses.  The Company expects to utilize approximately $87.0 million of the net proceeds it received from the offering to immediately repay in full the outstanding balance under its credit facility.  The Company expects to use the remaining net proceeds, along with its cash flow and credit facility availability, primarily to fund its drilling and development expenditures on its acreage in the Bakken Trend in North Dakota and Montana, and its acreage in the Eagle Ford Trend in Texas, and for incremental leasehold acquisitions and general corporate purposes.

Wells Fargo Securities acted as Sole Book-Running Manager for the offering.  C. K. Cooper & Company, Rodman & Renshaw, LLC, Johnson Rice & Company L.L.C., Madison Williams, BMO Capital Markets and Global Hunter Securities served as co-managers for the offering.  A copy of the final prospectus supplement and related base prospectuses for the offering may be obtained on the SEC’s website at http://www.sec.gov or by contacting Wells Fargo Securities, Attn: Equity Syndicate Department, 375 Park Avenue, New York, New York 10152, Email: cmclientsupport@wellsfargo.com, Telephone: 1.800.326.5897.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of the securities referred to above.  An offering of any such securities will be made only by means of a prospectus supplement to the base prospectuses contained in GeoResources’ registration statements on Form S-3.  Any such prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About GeoResources, Inc.

GeoResources, Inc. is an independent oil and gas company engaged in the acquisition and development of oil and gas reserves through an active and diversified program that includes the acquisition, drilling and development of undeveloped leases, purchases of reserves, exploration and re-engineering activities, currently focused in the Southwest, Gulf Coast and the Williston Basin.  For more information, visit our website at www.georesourcesinc.com.

Forward-Looking Statements
Information included herein contains forward-looking statements that involve significant risks and uncertainties, including our need to replace production and acquire or develop additional oil and gas reserves, intense competition in the oil and gas industry, our dependence on our management, volatile oil and gas prices and costs, uncertain effects of hedging activities and uncertainties of our oil and gas estimates of proved reserves and reserve potential, all of which may be substantial.  In addition, past performance is no guarantee of future performance and results.  All statements or estimates made by the Company, other than statements of historical fact, related to matters that may or will occur in the future are forward-looking statements. Readers are encouraged to read our December 31, 2009 Annual Report on Form 10-K and Form 10-K/A and our other documents subsequently filed with the SEC regarding information about GeoResources for meaningful cautionary language in respect of the forward-looking statements herein.  Interested persons are able to obtain free copies of filings containing information about GeoResources, without charge, at the SEC’s internet site (http://www.sec.gov).  There is no duty to update the statements herein.